Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-126062, 333-86686, 333-86688, 333-53278, 033-88634, 333-41632, 333-41634, 333-41670, 333-28459, 333-07831 and 333-144060) on Form S-8 and Registration Statements (Nos. 333-131073, 333-135249, and 333-138943) on Form S-3 of Maxwell Technologies, Inc. of our reports dated February 19, 2009 relating to our audits of the consolidated financial statements, financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Maxwell Technologies, Inc. for the year ended December 31, 2008.

/s/ MCGLADREY & PULLEN, LLP

San Diego, California

February 19, 2009